EXHIBIT 99.2

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES ELECTS NEW DIRECTOR

CHATTANOOGA, Tennessee, March 10, 2010 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced the election of Theodore H. Ashford III to the Company’s Board of Directors effective as of April 1, 2010.  His election will bring the number of Directors on the Company’s Board to six, of which four will be independent directors.

Mr. Ashford, age 46, is the President and Chief Investment Officer of Ashford Capital Management, Inc. where he is responsible for overseeing the planning and operation of the company’s investment decisions, processes and related client services. Over the past four years, he has led the expansion of the firm’s international investment research effort to areas including China, Canada, Australia, the European Union and Brazil. He was named to this position in 2003 after serving as an Investment Analyst for 10 years.  Mr. Ashford graduated from Harvard College in 1986 with a Bachelor of Arts in History.

William G. Miller, Chairman of the Board and Co-CEO of the Company stated, “We are pleased to welcome Ted to our Board of Directors. Ted is a recognized business leader with a strong financial background, and we look forward to benefitting from his experience and expertise as we continue to execute our operating strategy going forward.”

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MILLER INDUSTRIES ELECTS NEW DIRECTOR	PAGE 2

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.